Exhibit 99.1

CONTACT:
Travis Jacobsen - Media Relations 972.797.8751 travis.jacobsen@eds.com	Roxane Barry - Investor Relations 972.605. 6420 roxane.barry@eds.com

FOR RELEASE:  3:05 PM CENTRAL, TUESDAY, MAY 2, 2006

EDS Reports 2006 First Quarter Results

  First quarter pro forma EPS of 13 cents in line with guidance; reported EPS of 5 cents

  Revenue of $5.08 billion, up 10 percent on an organic basis

  Contract signings of $10 billion, up 45 percent year-over-year

PLANO, Texas - EDS today reported first quarter net income of $24 million, or 5 cents per share, versus net income of $4 million, or 1 cent per share, in last year's first quarter.

EDS' pro forma first quarter net income was $69 million, or 13 cents per share, versus first quarter 2005 pro forma net income of $42 million, or 8 cents per share.

Pro forma first quarter 2006 net income and EPS exclude after-tax losses of $9 million (1 cent per share) for discontinued operations; and $53 million pre-tax (7 cents per share) for expensing of stock options and performance-based restricted stock units related to continuing operations.

"EDS posted solid financial performance in the first quarter and continued to make progress on investment initiatives, while securing two landmark contracts for the company," said Mike Jordan, EDS chairman and chief executive officer.

EDS signed $10 billion in contracts in the first quarter, up 45 percent from $6.9 billion in the year-ago quarter.

As previously announced, EDS signed significant first quarter contract renewals and/or extensions with General Motors, $3.6 billion, and the U.S. Department of the Navy, $3.9 billion. Other first quarter contract highlights include approximately $400 million in new HR outsourcing contracts, including a major end-to-end HR services contract for ExcellerateHRO.

EDS started the second quarter with strong momentum in contract signings, just last week announcing a $1.7 billion IT infrastructure services agreement with Kraft Foods Inc.

EDS posted first quarter revenue of $5.08 billion, up 10 percent on an organic basis (which excludes the impact of currency fluctuations, acquisitions and divestitures) from $4.74 billion in the year-ago quarter(1).

Free cash flow was an outflow of $38 million in the first quarter, an improvement of $44 million versus the year-ago period. (See Note 2 to the Summary of Consolidated Cash Flows for a discussion of free cash flow.)

EDS' operating margin for the first quarter was 1.5 percent. Pro forma operating margin, excluding the items referred to above, was 2.6 percent, compared to 1.4 percent in the year-ago quarter.

"We continue to improve our performance on major contracts, including NMCI, and increase our efficiency around service delivery," said Ron Vargo, interim co-chief financial officer and treasurer."  The acceleration of our investment initiatives, as we move to the deployment phase of our program, gives us increased confidence in the free cash flow and operating margin reflected in our full-year guidance and builds conviction around our longer-term financial goals."

First Quarter Results by Segment

  Americas: First quarter revenue was $2.30 billion, up 3 percent compared to the prior year period. Operating profit was $306 million, up 10 percent from the prior year period due to improved operating performance on certain major contracts and productivity.

  EMEA: First quarter revenue was $1.60 billion, up 16 percent from the prior year period, driven primarily by the company's U.K. Ministry of Defence contract entered into in March 2005. Operating profit increased 29 percent to $182 million versus the prior year period of $142 million, driven primarily by productivity, growth and a contract settlement, partially offset by development costs associated with the U.K. Ministry of Defence contract.
  Asia-Pacific: Revenue for the first quarter increased 8 percent versus the prior year period of $303 million. The region posted an operating profit of $30 million for the quarter, up from a profit of $15 million in the year-ago quarter.
  U.S. Government (including NMCI): Revenue increased 28 percent to $840 million, and operating profit increased to $90 million for the quarter, up $73 million versus the year-ago period primarily due to improvements in the NMCI contract and the impact of the contract extension.

All comparisons are at constant currency and exclude the impact of expensing stock options and performance-based restricted stock units related to continuing operations.

2006 Guidance

For second quarter 2006, EDS currently expects:

•       Pro forma EPS of 17 to 22 cents(2) , 12 to 17 cents including impact from expensing stock options and performance-based restricted stock units

•       Revenue of $5.0 billion to $5.2 billion

This guidance reflects a significant step-up in both year-over-year and sequential investments in delivery realignment and productivity-related initiatives.

For full-year 2006, EDS reiterates its previously issued guidance:

*     Pro forma EPS of $1.05 to $1.15(2) , $0.83 to $0.93 including impact from expensing stock options and performance-based restricted stock units

*      Free cash flow of $800 million to $1.0 billion

*      TCV of $23 billion-plus

*       Revenue of $20.0 billion to $20.5 billion

Conference Call

EDS' earnings conference call will be broadcast live on the Internet today at 4 p.m. Central time (5 p.m. Eastern). To access the call and view related financial information, go to www.eds.com/investor. If you are unable to listen during the live Webcast, the call will be archived for 30 days at www.eds.com/investor.

About EDS

EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients. EDS founded the information technology outsourcing industry more than 40 years ago. Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world.  Learn more at eds.com.

(1)   Excludes discontinued operations for all periods presented.

(2)   2006 pro forma EPS guidance excludes expenses related to stock options, performance-based restricted stock units and discontinued operations.

Statements in this press release that are not historical statements, including statements regarding forecasted revenue, EPS, free cash flow, and TCV are forward-looking statements within the meaning of the Federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These include, but are not limited to, the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates; for contracts with U.S. Federal government clients, including our NMCI contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, deployment schedules, military action or otherwise; our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit; the impact of rating agency actions on our ability to access capital and our cost of capital; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of our multi-year plan and cost-cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; a reduction in the carrying value of our assets; the impact of a bankruptcy or financial difficulty of a significant client on the financial and other terms of our agreements with that client; with respect to the funding of pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; fluctuations in foreign currency, exchange rates and interest rates; the impact of competition on pricing, revenues and margins; and the degree to which third parties continue to outsource IT and business processes. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005

Revenues(1)	$5,078	$4,737

Costs and expenses
Cost of revenues(2)	4,551	4,281
Selling, general and administrative(2)	450	434
Other operating (income) expense(3)	(1)	(4)
Total costs and expenses	5,000	4,711

Operating income	78	26

Interest expense	(60)	(63)
Interest income and other, net	38	56
Other income (expense)	(22)	(7)

Income from continuing operations before income taxes	56	19

Provision for income taxes	23	5
Income from continuing operations	33	14
Loss from discontinued operations, net of income taxes(4)	(9)	(10)
Net income	$24	$4

Basic earnings per share of common stock(5)
Income from continuing operations	$0.06	$0.03
Loss from discontinued operations	(0.01)	(0.02)
Net income	$0.05	$0.01
Diluted earnings per share of common stock(5)
Income from continuing operations	$0.06	$0.03
Loss from discontinued operations	(0.01)	(0.02)
Net income	$0.05	$0.01
Weighted average number of shares outstanding
Basic	522	517
Diluted	533	523

Cash dividends per share	$0.05	$0.05

Refer to the following page for accompanying notes to the summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

1.     The Company provides end-to-end IT infrastructure on a seat management basis to the Department of Navy (the "DoN"), which includes the U.S. Navy and Marine Corps. On March 24, 2006, the Company entered into a contract modification with the DoN pursuant to which the DoN exercised its option to extend this contract by three years through September 2010, and other contract terms were amended. As a result of the contract modification, the Company recorded product revenue for dedicated equipment of $116 million. As a result of the activity on the contract during the first quarter of 2006, including the product revenue and associated costs resulting from the contract modification, the Company recognized net non-recurring income of $0.02 per share.

2.     The Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, as of January 1, 2005. This statement requires the recognition of compensation expense when an entity obtains employee services in share-based payment transactions. Compensation expense related to such transactions, excluding discontinued operations, was $42 million ($28 million after tax) and $45 million ($31 million after tax), respectively, for the three months ended March 31, 2006 and 2005. In addition, effective with the March 2005 long-term incentive award grant, the Company significantly limited the use of annual stock option grants and instead provided annual grants of performance-vesting restricted stock units. Compensation expense related to performance-based restricted stock units was $11 million ($7 million after tax) for the three months ended March 31, 2006.

3.     Other operating (income) expense for the three months ended March 31, 2006, includes gains related to divested businesses. Other operating (income) expense for the three months ended March 31, 2005, includes reversals of restructuring-related employee separation charges recognized in prior periods.

4.     Discontinued operations is comprised primarily of the net results of A.T. Kearney which was sold in January 2006 and is classified as "held for sale" at December 31, 2005. Discontinued operations also includes the net results of the maintenance, repair and operations (MRO) management services business which was transferred by A.T. Kearney to the Company prior to the divestiture and is classified as "held for sale" at March 31, 2006, and December 31, 2005.

5.     Basic and diluted earnings per share of common stock were $0.13 for the three months ended March 31, 2006, after excluding compensation expense attributable to share-based payments and performance-based restricted stock units (see Note 2), gains related to divested businesses (see Note 3) and discontinued operations (see Note 4).

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(in millions)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$1,718	$1,899
Marketable securities	1,149	1,321
Accounts receivable, net	3,311	3,311
Prepaids and other	884	848
Deferred income taxes	530	778
Assets held for sale	141	345
Total current assets	7,733	8,502

Property and equipment, net	1,997	1,967
Deferred contract costs, net	635	638
Investments and other assets	744	684
Goodwill	3,872	3,832
Other intangible assets, net	672	640
Deferred income taxes	1,069	824
Total assets	$16,722	$17,087

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$562	$492
Accrued liabilities	2,200	2,430
Deferred revenue	1,405	1,329
Income taxes	180	208
Current portion of long-term debt	314	314
Liabilities held for sale	101	275
Total current liabilities	4,762	5,048

Pension benefit liability	1,244	1,173
Long-term debt, less current portion	2,903	2,939
Minority interests and other long-term liabilities	450	415
Shareholders' equity(1)	7,363	7,512
Total liabilities and shareholders' equity	$16,722	$17,087

(1)   During the first quarter of 2006, the Company's Board of Directors authorized the Company to repurchase up to $1 billion of its outstanding common stock over the next 18 months in open market purchases or privately negotiated transactions. In connection with the share repurchase authorization, the Company entered into a $400 million accelerated share repurchase agreement with a financial institution pursuant to which the Company repurchased approximately 15.0 million shares of its common stock at a price per share of $26.61.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS

(in millions)

	Three Months Ended
	March 31,
	2006	2005

Net cash provided by operating activities(1)(2)(3)	$215	$58

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	959	403
Proceeds from investments and other assets(2)(3)	105	81
Net proceeds from divested assets and non-marketable equity securities	(11)	1
Payments for purchases of property and equipment(2)	(182)	(146)
Payments for investments and other assets(2)(3)	(10)	(8)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	-	(417)
Payments for purchases of software and other intangibles(2)	(133)	(39)
Payments for purchases of marketable securities	(801)	(323)
Other(2)	4	7
Net cash used in investing activities	(69)	(441)

Cash Flows from Financing Activities
Payments on long-term debt	(1)	-
Capital lease payments(2)	(37)	(35)
Purchase of treasury stock	(401)	-
Employee stock transactions	125	14
Dividends paid	(26)	(26)
Other	12	-
Net cash used in financing activities	(328)	(47)
Effect of exchange rate changes on cash and cash equivalents	1	(17)
Net decrease in cash and cash equivalents	(181)	(447)
Cash and cash equivalents at beginning of period	1,899	2,102
Cash and cash equivalents at end of period	$1,718	$1,655

(1)   Depreciation and amortization and deferred cost charges were $308 million and $334 million for the three months ended March 31, 2006 and 2005, respectively.

(2)   EDS defines free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds related to divested assets and non-marketable equity investments, payments for acquisitions, net of cash acquired, and non-marketable equity investments, and payments for purchases of marketable securities, and (ii) payments on capital leases. Free cash flow is a non-GAAP measure and should be viewed together with the consolidated statements of cash flows. Refer to the following page for a reconciliation of free cash flow to the net decrease in cash and cash equivalents for the three months ended March 31, 2006 and 2005.

(3)   The Company purchases assets to be sold in sale-leaseback transactions under certain contracts with customers and occasionally sells lease receivables associated with these transactions to third parties. Payments for assets to be leased to customers and sales of associated lease receivables related to these transactions were reported as payments for and proceeds from investments and other assets in the investing section of the statement of cash flows in previous periods. During 2005, the Company began to report cash flows related to these transactions as changes in prepaid and other assets in the operating section of the statement of cash flows in accordance with guidance recently issued by the SEC. The Summary of Consolidated Cash Flows for the three months ended March 31, 2005, has been adjusted to conform to the 2006 presentation.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO NET CHANGE IN CASH AND CASH EQUIVALENTS

(in millions)

	Three Months Ended
	March 31,
	2006	2005

Net cash provided by operating activities	$215	$58

Capital expenditures:
Proceeds from investments and other assets	105	81
Payments for purchases of property and equipment	(182)	(146)
Payments for investments and other assets	(10)	(8)
Payments for purchases of software and other intangibles	(133)	(39)
Other investing activities	4	7
Payments on capital leases	(37)	(35)
Total capital expenditures	(253)	(140)
Free cash flow	(38)	(82)

Other Investing and Financing Activities:
Proceeds from sales of marketable securities	959	403
Net proceeds related to divested assets and non-marketable equity securities	(11)	1
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	-	(417)
Payments for purchases of marketable securities	(801)	(323)
Payments on long-term debt	(1)	-
Purchase of treasury stock	(401)	-
Employee stock transactions	125	14
Dividends paid	(26)	(26)
Other financing activities	12	-
Effect of exchange rate changes on cash and cash equivalents	1	(17)
Net decrease in cash and cash equivalents	$(181)	$(447)